Exhibit 99.1

SCIELE PHARMA COMPLETES REDEMPTION OF ALL $150 MILLION
NEW 1.75% CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

ATLANTA (June 15, 2007) — Sciele Pharma, Inc. (NASDAQ:SCRX) today announced that it has completed the redemption of all of its New 1.75% Contingent Convertible Senior Subordinated Notes Due 2024 (the “Notes”), in accordance with the terms of the indenture dated May 3, 2006.  As previously announced on May 15, 2007, the Company called the Notes for redemption.  Pursuant to the terms of the Notes, upon the call for redemption, the Notes became convertible.  Holders of all $150 million of the Notes exercised their right to convert their Notes in lieu of redemption.  On June 14, 2007, the Company completed the conversion of the Notes by paying the holders of the Notes an aggregate of $150,700,237.66 and issuing the holders an aggregate of 839,399 shares of its common stock.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular/Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Contact:

Sciele Pharma, Inc.

Joseph T. Schepers, 678-341-1401

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